Camber Energy, Inc. 10-Q

Exhibit 10.14

CONFIDENTIAL

February 12, 2019

Camber Energy, Inc.

1415 Louisiana, Suite 3500

Houston, Texas 77002

Mr. Schott:

Sylva International LLC dba SylvaCap Media (“Sylva”) is pleased to act as a non-exclusive digital marketing service provider to Camber Energy, Inc. (the “Company). This agreement (the “Agreement”) is entered into as of February 12, 2019 (the “Effective Date”), by and between the Company and Sylva. The Company and Sylva may be collectively referred to as the “Parties”. Sylva will perform the services set forth in this Agreement in accordance with the following terms and conditions.

1.	Services Provided. For the purpose of increasing public awareness about the Company, Sylva shall create content in the form of audio, video, or written materials (“Content”), not including social media posts. Content may also include Company press releases that are republished on a Sylva Website (defined below).

Sylva agrees to provide the following services to the Company (the “Services”), during the Term:

a)	Sylva will create Content suitable for publication on a website owned and operated by Sylva (a “Sylva Website”);
b)	The Content shall include at least eight (8) short videos, roughly one minute in length each, produced by Sylva and featuring the Company’s Chief Executive Officer;
c)	Sylva shall initiate one or more marketing campaigns to advertise Content published on the Sylva Website; and
d)	At the conclusion of the Term, Sylva guarantees that the Content marketed by Sylva will have received a cumulative total of at least 4,200,000 impressions and 400,000 conversions.

The number of impressions and conversions shall be determined by independent third-party reports, which Sylva shall make available to the Company. An “impression” shall be defined as the number of times an ad has been visible on a placement site (could be multiple times per user); “conversions” may also be referred to as “views,” “page views,” “click through”, or other similar term, and shall be defined as the number of times a user accessed Content by interacting with a campaign ad.

e)	Sylva shall include a brief description of the Company in each newsletter published by Sylva during the Term. The description shall be featured in the “Spotlight” section of the newsletter.
516 SW 13th Street, Suite 201 Bend, OR 97702

f)	Sylva shall create and publish a Tweet on Sylva’s Twitter account (@Sylvacap), at least two (2) times every thirty (30) days. The Tweet shall be about the Company and may or may not also include news and information germane to the business sector in which the Company operates. Tweets shall include a hash-tag (“#”) and/or dollar sign (“$”) with the Company’s ticker.
2.	Service Fee. In consideration for the Services provided under this Agreement, the Company shall pay a monthly service fee of Fifty Thousand U.S. Dollars ($50,000) (the “Cash Fee”). In addition, the Company shall pay a one-time, non-refundable, stock fee of Six Hundred Thousand Shares (600,000) shares of the Company’s restricted common stock (the “Stock”), due and payable upon receipt by the Company of additional listing approval for such shares by the NYSE American (the Cash Fee and Stock are collectively the “Service Fee”). The Stock shall be deemed fully vested, fully earned, not subject to forfeiture or rescission, free of any contingencies and fully paid for, on their date of issuance, and Sylva shall be deemed to hold all investment risk therewith on such issuance date.

Each installment of the Cash Fee shall be paid within five (5) days of the Company’s receipt of Sylva’s monthly invoice.

To facilitate the payment of Stock, the Company shall authorize the issuance of the Stock in book entry form at the transfer agent. The Company shall pay for any transfer agent and/or legal related costs that Sylva might incur in the process of removing the trading restrictions from the Stock, which includes but is not limited to, the Company providing a legal opinion for the Stock, provided the Stock meets the requirements for the removal of the restrictive legend under the 1933 Securities Act.

Company shall include the Shares on the next resale registration statement the Company files with SEC (other than a registration statement on Form S-8 or Form S-4), even if the registration statement is filed after the Effective Date, but before the shares have been earned by Sylva.

3.	Term. This Agreement shall commence on the Effective Date and continue for a period of nine (9) months thereafter (the “Term”). This Agreement may be renewed for an additional term by mutual written ascent of the Parties. If this Agreement is renewed as provided herein, the renewal Agreement shall be identical to this Agreement. Additionally, this Agreement shall expire automatically on the date that the Company completes an acquisition of assets or securities or a combination with another company or companies (each a “Combination”).

Acceleration. If the Company terminates this Agreement prior to the end of the Term and pursuant to a Combination, any amount of unpaid Service Fees shall become immediately due and payable.

5.	Representations and Warranties.
a.	Each Party represents and warrants to the other Party that: (i) it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws of its jurisdiction of incorporation, organization, or charter; (ii) its execution of this Agreement has been duly authorized by all necessary corporate or organizational action of such Party; (iii) when executed and delivered by it, this Agreement will constitute its legal, valid, and binding obligation, enforceable against it in accordance with its terms; and
516 SW 13th Street, Suite 201 Bend, OR 97702

b.	The Company represents and warrants that: (i) the information provided to Sylva by the Company shall be publicly available and factually accurate; (ii) the Company shall not cause Sylva to publish any Content that is factually inaccurate in any way; (iii) the Company shall not require Sylva to perform under this Agreement if such performance could violate state or Federal laws; (iv) the Company shall remove all restrictive legends from the Stock within five (5) business days of Sylva’s valid request, with accompanying legal opinion in customary form, made pursuant to Rule 144 of the Securities and Exchange Act of 1933, or following the effective date of a Registration Statement filed by the Company, subject to Sylva’s confirmation that it will only sell such Stock pursuant to the prospectus delivery requirements associated therewith; (v) during the Term, if the Company files a resale Registration Statement with the Securities and Exchange Commission (“SEC”), the Company shall include the Stock as part of the Registration Statement (except as discussed above). Sylva shall be granted the same rights, benefits, liquidated or other damages and indemnification granted to other holders of securities included in such Registration Statement. The Company will pay any and all expenses associated with the registration of Stock (as applicable); (vi) the Company has the ability to issue to Sylva all of the Stock owed under this Agreement without a shareholder vote and without increasing the number of authorized shares of common stock; and (vii) the Company shall not directly or indirectly take any action to impermissibly promote or “hype” the trading of the Company’s securities contrary to applicable law, including the federal and state laws of the United States of America, or the polices of the SEC, nor shall the Company purposefully take any action which results in the Company being named on a website that identifies the Company as being engaged in promotional activities. Such sites include, but are not limited to www.thelion.com and www.theotc.today.com.
c.	Sylva shall undertake all services hereunder in compliance with all applicable federal and state rules and regulations.
d.	In connection with each issuance of the Stock, Sylva agrees and confirms that Sylva is or will be acquiring the Stock, for its account, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), in a manner which would require registration under the Securities Act or any state securities laws. Sylva can bear the economic risk of investment in the Stock, has knowledge and experience in financial business matters, is capable of bearing and managing the risk of investment in the Stock and is an “accredited investor” as defined in Regulation D under the Securities Act. Sylva recognizes that the Stock has not been registered under the Securities Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Stock is registered under the Securities Act or unless an exemption from registration is available. Sylva has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional, legal, tax and financial advisors, the suitability of an investment in the Stock for its particular tax and financial situation and its respective advisers, if such advisors were deemed necessary, have determined that the Stock is a suitable investment for it. Sylva has not been offered the Stock by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to Sylva’s knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising. Sylva has had an opportunity to ask questions of and receive satisfactory answers from Company, or persons acting on behalf of the Company, concerning the terms and conditions of the Stock and Company, and all such questions have been answered to the full satisfaction of Sylva. Neither Company, nor any other party, has supplied Sylva any information regarding the Stock or an investment in the Stock other than as contained in this Agreement, and Sylva is relying on its own investigation and evaluation of the Company and the Stock and not on any other information.
516 SW 13th Street, Suite 201 Bend, OR 97702

6.	Removed.
7.	Rights Associated with Sylva’s Work Product. This is not a work made for hire. Sylva shall be the sole and exclusive owner of all right, title, and interest in any Content produced in accordance with this Agreement. This includes any and all copyrights and moral rights and any other form of intellectual property rights recognized in any jurisdiction. If Sylva uses content published or provided by the Company, Company shall grant Sylva an unrestricted, royalty-free, perpetual, non-exclusive, irrevocable license to make, have made, use, market, import, distribute, copy, modify, prepare derivative works, perform, display, disclose, sublicense and otherwise exploit such content. Company irrevocably waives all rights under all laws (of the United States and all other countries) now existing or hereafter permitted, with respect to any and all purposes for which the Content may be used, provided however, that Sylva shall not engage in any illegal acts or activities related to Content.
8.	Distribution Rights. Content created by Sylva under this Agreement may not be republished or distributed without Sylva’s prior express written consent.
9.	Expenses. In addition to the Service Fee, the Company shall pay an expense fee of Six Thousand Two Hundred U.S. Dollars ($6,250) (the “Expense Fee”), due and payable every three (3) months during the Term, starting on the Effective Date. Sylva is authorized to take the entire Expense Fee upon receipt and may commingle it with Sylva’s general funds.
10.	Late Fee. Any portion of the Cash Fee or Expense Fee not paid within five (5) business days of the payment date stated in Sylva’s invoice to the Company, shall be subject to a late fee. The late fee shall be paid in cash, and calculated as follows:

The total outstanding amount of the late payment, multiplied by eighteen percent (18%) or the maximum amount allowed by law (whichever is greater), divided by 12, divided by 30, multiplied by the number of days the payment is overdue (the “Cash Late Fee”). The Cash Late Fee shall accrue daily beginning on the day the payment is late through and including the date payment in full is received by Sylva.

The Company shall also incur a late if: (i) Stock is not delivered to Sylva’s transfer agent as specified herein; (ii) if the restrictive legends are not removed from the Stock in the manner and time frame specified herein; or (iii) the Stock is not included in a registration statement as specified herein (the “Stock Late Fee”).

Provided the Company acts in good faith to fulfill its obligations under this Agreement, the Stock Late Fee shall not accrue for any delay that occurs as a result of a third party not under the direct control of the Company. Such parties may include but are not limited to: federal government agencies, state government agencies, transfer agents, and broker dealers.

The Stock Late Fee shall be calculated as follows: The total amount of Stock owed to Sylva (calculated by multiplying the shares owed by the highest trading price achieved by the Company’s stock between the date the breach occurred and the earlier of (a) the date the Stock Late Fee is paid; and (b) the date the issue giving rise to the Stock Late Fee is cured); multiplied eighteen percent (18%) or the maximum amount allowed by law (whichever is greater); divided by twelve (12); divided by thirty (30); multiplied by the number of days the payment is overdue. The Stock Late Fee shall accrue daily and shall begin accruing on the first day Sylva could have received the Stock had the Company fully performed in accordance with the Agreement. The Stock Late Fee shall continue to accrue through and including the date breach is cured.

516 SW 13th Street, Suite 201 Bend, OR 97702

The Parties agree the Stock Late Fee and Cash Late Fee are payable in cash and, as calculated herein, are intended to be the Parties’ best estimate of Sylva’s actual damages for such late payment, and is not a penalty.

11.	Waiver and Modification. No waiver or modification of this Agreement or any covenant, condition, or limitation herein contained shall be valid unless made in writing and duly executed by the party to be charged therewith.
12.	Non-Exclusive Agreement. The Company understands and acknowledges that Sylva provides other and similar services to various companies, which may conduct business activities similar to those of the Company. Nothing herein shall in any way preclude Sylva from engaging in any business activities, or from performing services for other companies that may be in competition with the Company.
13.	Non-Public Information. By signing this Agreement, THE Company certifies that IT will NOT furnish Sylva with any MATERIAL nonpublic information.
14.	Contract Rights are Not Assignable. This Agreement and the rights hereunder, may not be assigned by either Party without the express written consent of the other Party.

15.	Severability. Should any portion of this Agreement be found invalid, only that portion shall be invalidated and the remainder of the Agreement will remain in full force and affect.

16.	Non-Circumvention. Sylva may engage third-party service providers in the course of performing under this Agreement. Company hereby agrees not to contact or engage the services of any third-party provider that was introduced to the Company by Sylva.
17.	Choice of Law. The validity of this Agreement and the rights and liabilities of the Parties hereunder shall be determined in accordance with the laws of the State of Oregon.

18.	General Provisions. No purported waiver or modification of any of the terms of this Agreement will be valid unless made in writing and signed by the Parties. Section headings used in this Agreement are for convenience only, are not a part of this Agreement and will not be used in construing any of the terms hereof. No failure or delay by either party to enforce at any time for any period the provisions hereof shall be construed as a waiver of such provision or of the right of such party to enforce thereafter each and every provision. No representation, promise, inducement or statement of intention has been made by either of the Parties which is to be embodied in this Agreement, and none of the Parties shall be bound by or liable for any alleged representation, promise, inducement or statement of intention, not so set forth herein. This Agreement shall supersede all prior understandings, discussions, and or negotiations. No provision of this Agreement shall be construed in favor of or against either of the Parties by reason of the extent to which either of the Parties or its counsel participated in the drafting hereof. This letter agreement may be executed in any number of counterparts and by facsimile signature.
516 SW 13th Street, Suite 201 Bend, OR 97702

19.	Termination for Cause. Either Party shall have the right to terminate this Agreement and its performance thereunder immediately for Cause (as defined below). For purposes of this Agreement, “Cause” means the occurrence of one or more of the following: (a) a Party’s breach of the Representations and Warranties (Section 5); (b) a Party’s non-material breach of this Agreement that is not cured within ten (10) days of the breaching Party’s receipt of written notice pursuant to Notice (Section 20); (c) a Party becomes insolvent, files for bankruptcy protection, or is reasonably believed by the other Party to be insolvent; (d) a regulatory authority initiates an investigation into a Party (or a Party’s management team); or a civil suit is filed against a Party (or any member of a Party’s management team) alleging breach of fiduciary duty, money laundering, or similar misconduct. The Company shall have the right to terminate this Agreement upon the consummation of a Combination.

Notwithstanding anything to the contrary in this Agreement, Sylva shall have the right at its sole discretion to terminate this Agreement for Cause if the Company breaches any of its obligations under Service Fee (Section 2) or Representations and Warranties (Section 5), which the Parties agree are material terms of this Agreement. In the event Sylva elects to terminate this Agreement for Cause for the Company’s breach of the aforementioned Sections, the Company shall remain liable for late fees (if applicable) in accordance with Section 10 (Late Fee).

20.	Notice. Any information or notices required to be given under this Agreement shall be in writing and shall be delivered either by (i) certified mail, return receipt requested, in which case notice shall be deemed delivered and received three (3) business days after deposit, postage prepaid, in the U.S. mail; (ii) a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit with such messenger or courier; (iii) personal delivery with receipt acknowledged in writing in which case notice shall be deemed delivered when received; or (iv) email, provided that for any notice of the breach of the Agreement the words “Notice of Breach” appear in the Subject Line. Notice by email shall be deemed to be received at the time the email is sent. All written notices shall be addressed as follows:

If to Company:

Camber Energy, Inc.

Attn: Louis Schott

1415 Louisiana, Suite 3500

Houston, Texas 77002

lschott@camber.energy

If to Sylva:

SylvaCap Media

Attn: Ross Silver

516 SW 13th Street, Suite 201
Bend, OR 97702

Ross@sylvacap.com

The foregoing addresses may be changed from time to time by written notice to the other Party in the manner herein provided.

516 SW 13th Street, Suite 201 Bend, OR 97702

21.	Privacy Policy Statement and SylvaCap Media Brochure. Company acknowledges that it has read the Privacy Policy Statement and SylvaCap Media Brochure, attached hereto and incorporated by reference.
22.	Confidentiality. The Company agrees not to disclose the terms of this Agreement, unless compelled to do so by a court of competent jurisdiction, or a state or federal regulatory authority, including, but not limited to the rules and regulations of the SEC.
23.	Limitation of Liability. THE SERVICES AND THE WORK PRODUCT OF SYLVA ARE SOLD “AS IS”. IN ALL CIRCUMSTANCES, SYLVA’S MAXIMUM LIABILITY TO THE COMPANY FOR DAMAGES FOR ANY AND ALL CAUSES WHATSOEVER, AND THE COMPANY’S MAXIUMUM REMEDY, REGARDLESS OF THE CAUSE OF ACTION, SHALL BE LIMITED TO THE AMOUNT OF SERVICE FEES PAID TO SYLVA BY COMPANY. IN NO EVENT, SHALL SYLVA BE LIABLE FOR ANY LOST PROFITS, INDIRECT, INCIDENTIAL, SPECIAL, CONSEQUENTIAL, OR PUNATIVE DAMAGES, ARISING OUT OF OR RELATING TO THE SERVICES PROVIDED HEREUNDER.
24.	Arbitration. Any controversy, dispute, or claim of whatever nature arising out of, or in connection with, or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort, or statute, shall be settled, at the request of any party to this Agreement, by final and binding arbitration in Orange County, California, Texas by a single arbitrator. The sole arbitrator shall be selected by, and the arbitration shall be conducted and administered in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association. Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. The losing Party shall pay for the prevailing Party’s fees and expenses associated with the arbitration, including attorney fees, filing fees, arbitrator fees, arbitrator travel expenses, costs of depositions and/ or court reporting, and any such costs and fees incurred in the confirmation and enforcement of the arbitration award and any resulting judgment arising out of the arbitration award
25.	Indemnification. Provided that Sylva has not disseminated any Content in contravention of the terms of this Agreement, the Company agrees to forever and completely indemnify Sylva, and its heirs, assignees, successors, agents, contractors, and employees, from any and all claims that arise from the information contained in the Content or the publication of the Content (Sylva and each such other persons are collectively and individually referred to below as "Indemnified Parties"). The Company shall indemnify the Indemnified Parties from and against any and all loss, claim, damage, liability and expense, as incurred, including, without limitation, reasonable legal and other fees and expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted, or regulatory action to which the Indemnified Parties may become subject. Company shall reimburse the Indemnified Parties for all expenses (including legal fees and expenses) in connection with the defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not the Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by the Company. No indemnification shall be required to be provided to any Indemnified Party if a court having competent jurisdiction has determined by final judgment (not subject to further appeal) that such indemnifiable damages hereunder resulted primarily and directly from the willful malfeasance or gross negligence of such Indemnified Party. The total liability of the Company hereunder shall not exceed the amount of fees actually received Sylva hereunder.
26.	Survival. The following sections shall survive the termination or expiration of this Agreement: Section 7 (Rights Associated with Sylva’s Work Product); Section 8 (Distribution Rights); Section 10 (Late Fee); Section 15 (Severability); Section 16 (Non-Circumvention); Section 17 (Choice of Law); Section 18 (General Provisions); Section 22 (Confidentiality); Section 23 (Limitation of Liability); Section 24 (Arbitration); and Section 25 (Indemnification).

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516 SW 13th Street, Suite 201 Bend, OR 97702

By signing this Agreement, both Parties acknowledge that they fully comprehend the terms of this Agreement and have had the opportunity to seek the advice of counsel, whether exercised or not.

CAMBER ENERGY

/s/ Louis Schott	2/13/19
Name: Louis Schott	Date
Title: Interim Chief Executive Officer

SYLVACAP MEDIA

/s/ Ross S. Silver	2/13/19
Name: Ross S. Silver	Date
Title: Chief Executive Officer

516 SW 13th Street, Suite 201 Bend, OR 97702